600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

December 20, 2012

ZaZa Energy Corporation

1301 McKinney, Suite 2850

Houston, Texas 77010

Ladies and Gentlemen:

We have acted as special counsel to ZaZa Energy Corporation, a Delaware corporation (“ZaZa”), in connection with ZaZa’s registration statement on Form S-8  (the “Registration Statement”),  filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by ZaZa under the Securities Act of the offer and sale of up to 7,000,000 shares (the “LTIP Shares”) of ZaZa’s common stock, par value $0.01 per share (the “Common Stock”),  which is subject to issuance by the Company pursuant to the ZaZa Energy Corporation 2012 Long Term Incentive Plan (the “Plan”) and the offer and sale of up to 6,397,783 shares (the “Re-Offer Shares”) by certain of employees, consultants and former employees of ZaZa, 5,181,250 of which shares were issued to such stockholders pursuant to benefit plans in connection with employment and consulting services provided by them to ZaZa and 1,216,533 of which shares were issued pursuant to the Plan.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law, as amended (the “DGCL”), regulations, corporate records and documents, including the Certificate of Incorporation and Bylaws of ZaZa,  certificates of corporate and public officials, the Plan and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed and have not verified (i) that all signatures on documents examined by us are genuine, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the Re-Offer Shares are duly authorized, validly issued, fully paid and non-assessable, and (ii) the LTIP Shares to be issued by ZaZa have been duly authorized and, when issued and delivered in accordance with the Plan and the terms of any agreements governing the issuance of Common Stock thereunder and upon receipt by ZaZa under the DGCL in accordance with the Plan, and subject to the Registration Statement becoming effective under the Security Act, will be validly issued, fully paid and non-assessable.

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ZaZa Energy Corporation

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We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting the foregoing).

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Registration Statement.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the effective date of the Registration Statement.

Very truly yours,

/s/ ANDREWS KURTH LLP